Exhibit 99.1
American States Water Company
Announces Earnings for the Three and Six
Months Ended June 30, 2005
San Dimas, California, August 4, 2005 . . . American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.34 per share for the quarter ended June 30, 2005 as compared to $0.44 per share for the quarter ended June 30, 2004. Basic and fully diluted earnings are $0.57 and $.56 per share, respectively, for the six months ended June 30, 2005 as compared to basic and fully diluted earnings of $0.52 and $0.51 per share, respectively, for the six months ended June 30, 2004.
Second Quarter 2005 Results - Total operating revenues of $60.5 million for the second quarter of 2005 increased by $1.2 million compared to revenues of $59.3 million recorded in the second quarter of 2004. Water revenues reflect rate increases effective in 2004 and 2005 covering almost all water customers at AWR’s subsidiary, Southern California Water Company (“SCW”). The effect of the rate increases, which contributed $2.7 million in increased revenues, was offset by a decrease of 12.2% in billed water consumption resulting from extremely wet weather conditions in southern California during the winter and spring of 2005. The lower water consumption, as compared to the same period last year, negatively impacted earnings for the quarter by approximately $0.07 per share. Electric revenues increased 11.8% to $6.1 million due to rate increases related to the 8.4 MW generation facility and a 3.2% increase in consumption.
Other operating revenues increased by 167.7% to $854,000 compared to $319,000 for the quarter ended June 30, 2004 due primarily to additional revenues associated with the operation of the water and wastewater systems at Fort Bliss, located near El Paso, Texas that commenced on October 1, 2004.
Total operating expenses increased by 2.7% to $50.0 million for the quarter ended June 30, 2005 as compared to the $48.7 million recorded for the same period in 2004. The increase in operating expenses reflects: (i) a favorable decision by the California Public Utilities Commission (“CPUC”) that resulted in a $5.7 million pre-tax gain on sale of water rights during the second quarter of 2004 with no corresponding gain in 2005, (ii) increased groundwater assessments due to increased assessment rates, (iii) increased administrative and general expenses due to increased pension and benefits, labor costs and various miscellaneous expenses, all of which are offset by a decrease in outside services costs related to new business development, and (iv) increased depreciation and amortization expense. These increases were partially offset primarily by decreases in: (i) purchased water due to a decline in customer demand, (ii) the provision for supply-cost balancing account as a result of the initial recording of the supply cost memorandum accounts in May 2004 and the recording of recently authorized under-collection in June 2005, and (iii) an unrealized gain on purchased power contracts.
Other income was a loss of $52,000 as compared to income of $538,000 for the three months ended June 30, 2004. The higher income for this period in 2004 was largely due to a reduction in SCW’s estimate of customer refunds associated with lease revenues from the City of Folsom in June 2004.
Interest charges increased 6.8% to $4.7 million compared to $4.4 million for the quarter ended June 30, 2004 due primarily to increases in short-term borrowings and higher interest rates.
Year to Date 2005 Results — The increase in earnings for the first six months of 2005 in comparison to the prior year reflects the recognition of a pre-tax unrealized gain on purchased power contracts of $3.5 million due to increasing energy prices. This unrealized gain added approximately $0.12 per share to earnings for the six months ended June 30, 2005 compared to $.02 per share for the prior year. Additionally, rate increases in most of SCW’s service areas contributed to higher water revenues, offset by decreases in water consumption due to changes in weather. Lower water consumption due to more precipitation than last year negatively impacted earnings by approximately $0.12 per share for the first six months of 2005.
Total operating revenues of $110.3 million for the six months ended June 30, 2005 increased by $4.3 million compared to operating revenues of $106.0 million recorded for the six months ended June 30, 2004. Of the total increase in revenues, water revenues increased by 3% to $95.0 million compared to $92.3 million as of June 30, 2004 due to rate increases in most of SCW’s customer service areas, offset by a 10% decrease in billed water consumption during the first half of 2005, as compared to the same period of 2004, due to near record rainfall in southern California. Electric revenues increased by 3.7% due to a slight increase in consumption and a rate increase related to the 8.4 MW natural gas-fueled generator facility. Other operating revenues increased by $1.1 million due primarily to the additional revenues associated with the operation of the water and wastewater systems at Fort Bliss, located near El Paso, Texas that commenced on October 1, 2004.
Total operating expenses increased to $91.3 million for the six months ended June 30, 2005 as compared to the $89.8 million recorded for the same period in 2004, reflecting: (i) a $5.7 million pre-tax gain on sale of water rights during the second quarter of 2004 with no corresponding gain in 2005, as discussed previously, (ii) an increase in administrative and general expenses resulting from increased outside services primarily related to Sarbanes-Oxley compliance requirements and increased labor, pension and benefit costs, (iii) higher depreciation costs, (iv) higher taxes on income, and (v) an increase in the groundwater production assessments. These increases were partially offset by: (i) a decrease in purchased water supply costs and the cost of power for pumping, both reflecting a reduction in consumption, (ii) a $3.3 million decrease in the provision for supply-cost balancing accounts as discussed in the quarterly result, (iii) an increase of approximately $3.0 million in the unrealized gain on purchased power contracts discussed earlier, and (iv) a net gain of $760,000 recorded in the first quarter of 2005 on a settlement reached for the removal of wells at the Chaparral City Water Company (“CCWC”) subsidiary.
Other income was a loss of $101,000 as compared to income of $455,000 for the six months ended June 30, 2004. This was primarily due to a reduction in SCW’s estimate of customer refunds associated with lease revenues from the City of Folsom in June 2004.
Interest charges increased to $9.4 million for the six months ended June 30, 2005 as compared to $8.7 million for the six months ended June 30, 2004. The increase is due primarily to increases in short-term borrowings and interest rate increases. In addition, during the first quarter of 2004, SCW recorded the recovery of carrying costs of approximately $168,000 on the costs incurred in the water quality Order Instituting Investigation matter authorized by the CPUC in March 2004. There was no corresponding recovery in 2005.
Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Q2 2005 Earnings Release Conference Call — The Company will host a conference call today, Thursday, August 4, 2005 at 10:00 a.m. Pacific Time (“PT”), during which management will be making a brief presentation focusing on the Company’s second quarter results, strategies, and operating trends.
Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, August 4, 2005 at 1:00 p.m. PT and will run through Thursday, August 11, 2005. The dial-in number for the audio replay is (888) 203-1112, Passcode 4662163.
American States Water Company is the parent company of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,780 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company, through its Bear Valley Electric Division of SCW, distributes electricity to approximately 22,787 customers in the Big Bear recreational area of California. In addition, the Company contracts, either directly or through its wholly-owned subsidiary, American States Utility Services, Inc., with various municipalities, the U.S. Government and private entities to provide various water and wastewater services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

CONTACT:	Robert J. Sprowls
Chief Financial Officer and Treasurer
Telephone: (909) 394-3600, ext. 647

American States Water Company
Consolidated
Comparative Condensed Balance Sheets

	June 30,	December 31,
(in thousands)	2005	2004

	(Unaudited)
Assets
Utility Plant-Net	$687,424	$664,165
Other Property and Investments	21,697	21,717
Current Assets	49,743	53,024
Regulatory and Other Assets	70,936	71,371

	$829,800	$810,277

Capitalization and Liabilities
Capitalization	$482,963	$480,367
Current Liabilities	92,377	86,336
Other Credits	254,460	243,574

	$829,800	$810,277

Condensed Statements of Income

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
Operating Revenues	$60,496	$59,344	$110,290	$105,995

Operating Expenses:
Operations	$23,682	$27,974	$45,060	$49,881
Unrealized (gain) loss on purchased power contracts	(459)	76	(3,474)	(481)
Gain on sale of water rights	—	(5,675)	—	(5,675)
Gain on settlement for removal of wells	—	—	(760)	—
Administrative and general expenses	11,495	11,497	21,624	20,576
Maintenance	2,522	2,609	4,988	4,936
Depreciation and amortization	5,696	5,073	11,331	10,250
Taxes on income	4,808	5,086	8,024	6,028
Property and other taxes	2,221	2,105	4,493	4,331

Total operating expenses	$49,965	$48,745	$91,286	$89,846

Net operating income	$10,531	$10,599	$19,004	$16,149

Other Income (Loss), net	(52)	538	(101)	455
Interest Charges	4,744	4,427	9,404	8,748

Net Income	$5,735	$6,710	$9,499	$7,856

Earnings Available for Common Shareholders	$5,735	$6,710	$9,499	$7,856

Weighted Average Shares Outstanding	16,773	15,248	16,769	15,236

Earnings Per Common Share	$0.34	$0.44	$0.57	$0.52

Weighted Average Diluted Shares	16,834	15,269	16,821	15,265

Earnings Per Diluted Share	$0.34	$0.44	$0.56	$0.51

Dividends Paid Per Common Share	$0.225	$0.221	$0.450	$0.442